As filed with the Securities and Exchange Commission on September 19, 2006
Registration No. 333-132893

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
AMENDMENT NO. 5

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UPSNAP, INC.
(Name of small business issuer in its charter)

Nevada	7375	20-0118697
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

134 Jackson Street, Suite 203, P.O. Box 2399
Davidson, North Carolina 28036
(704) 895-4121
(Address and telephone number of principal executive offices)
__________________________________________________
Tony Philipp
Chief Executive Officer and President
134 Jackson Street, Suite 203, P.O. Box 2399
Davidson, North Carolina 28036
(704) 895-4121

(Names, addresses and telephone numbers of agents for service)
with a copy to:
Gregory Katz, Esq.
Lou Bevilacqua, Esq.
Thelen Reid & Priest LLP
875 Third Avenue
New York, NY 10022-6225
(212) 603-2000
__________________________________________________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Explanatory Note

Upsnap, Inc. (the “Company”) is filing this amendment to the Registration Statement on Form SB-2 dated September 18, 2006, which was filed with the Securities and Exchange Commission on September 18, 2006 (the “Form SB-2”) to amend Exhibit 5 to the Form SB-2 to update such Exhibit which was originally filed with the Securities and Exchange Commission on June 1, 2006, to the current date.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Business Corporation Act provides for the indemnification of directors and offices.  Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Nevada law. Accordingly, no director or officer will have any personal liability to us or to any of our stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this exclusion does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

However, insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of ours in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee and the NASD fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$2,191
Printing Fees and Expenses	1,200
Legal Fees and Expenses	115,000
Accounting Fees and Expenses	15,000
Miscellaneous	5,000
Total	$138,391

Item 26. Recent Sales of Unregistered Securities

On July 29, 2003, we issued 2,600,000 shares of common stock to the founders of the Company. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On November 15, 2005, we issued 11,730,000 shares of our common stock to the former stockholders of UpSNAP USA. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In September and October of 2005, we completed a private placement in which we sold 2,384,668 shares of our common stock at a price of $0.90 per share for aggregate gross proceeds of $2,146,200 and issued series A warrants to purchase up to an additional 2,384,668 shares of our common stock at an exercise price of $1.50 per share. The shares and warrants were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder. Each of the investors qualified as an accredited investor as defined by Rule 501 under the Securities Act.

On October 31, 2005, we entered into a Debt Conversion Agreement with four holders of our notes having an aggregate principal amount plus accrued interest of $145,363. Under the Debt Conversion Agreement, we converted all of these notes and any accrued interest into our common stock at a rate of $0.50 per share. An aggregated 290,726 shares of our common stock were delivered to the holders of the notes. The shares were offered and sold in reliance upon an exemption from registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act for offers and sales of securities that do not involve a public offering.

In October 2005, we issued 1,500,000 series B warrants to purchase an equal number of shares of our common stock to Sundar Communications in consideration of investor relations services provided by Sundar Communications. We also issued 700,000 series B warrants to ExecutivesCorner LLC giving them the right to purchase an equal number of shares in consideration of investor relations services provided by ExecutivesCorner LLC. These warrants have an exercise price of $1.10 and expire in five years. The warrants were offered and sold in reliance upon an exemption provided by Section 4(2) of the Securities Act for offers and sales of securities that do not involve a public offering.

In November 2005, we issued 370,000 shares of our common stock and 560,000 warrants to Viant Capital LLC, a registered broker-dealer, in consideration for services provided to us. These warrants have an exercise price of $0.90 and expire in five years. The warrants were offered and sold to Viant Capital LLC in reliance upon the exemption provided by Section 4(2) of the Securities Act for offers and sales of securities that do not involve a public offering. Viant Capital LLC qualifies as an accredited investor as defined by Rule 501 under the Securities Act.

In January 6, 2006, we issued 2,258,470 shares of our common stock to XSVoice, Inc. in connection with our acquisition of substantially all of its assets. The issuance of our shares to XSVoice was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 27.  Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description

2.1
Share Exchange Agreement, dated November 15, 2005, by and among UpSNAP, Inc. and the former stockholder of UpSNAP USA (incorporated by reference to Exhibit 2.1 in our current report on Form 8-k filed on November 16, 2005)

3.1.1
Articles of Incorporation as filed with the Secretary of State of the State of Nevada on July 25, 2003 (incorporated by reference to Exhibit 3.1 in our Registration Statement on Form SB-2 filed on September 18, 2003)

3.1.2	Certificate of Amendment filed on November 7, 2005 (incorporated by reference to Exhibit 3.1 in our current report on Form 8-K filed on November 16, 2005)

3.2	Bylaws adopted on July 25, 2003 (incorporated by reference to Exhibit 3.2 in our Registration Statement on Form SB-2 filed on September 18, 2003)

5	Opinion of Thelen Reid & Priest LLP as to the legality of the shares.

10.1	Form of Subscription Agreement for September 2005 Private Placement (incorporated by reference to Exhibit 10.1 in our quarterly report for the fiscal period ended September 2005)

10.2	Form of Registration Rights Agreement for September 2005 Private Placement (incorporated by reference to Exhibit 10.2 in our quarterly report for the fiscal period ended September 2005)

10.3
Debt Conversion Agreement, dated October 31, 2005, among UpSNAP, Inc., 518464 B.C. Ltd., Art Map Communications, Inc., Jason Sundar, and Yvonne New (incorporated by reference to Exhibit 10.3 in our quarterly report for the fiscal period ended September 2005)

10.4.1	Notice Extending Series A Warrants, dated September 18, 2006 (incorporated by reference to Exhibit 10.4.1 in our Registration Statement on Form SB-2 filed on September 18, 2006)

10.4	Form of Series A Warrant (incorporated by reference to Exhibit 10.4 in our quarterly report for the fiscal period ended September 2005)

10.5	Form of Series B Warrant (incorporated by reference to Exhibit 10.5 in our quarterly report for the fiscal period ended September 2005)

10.6	Directors and Officers Insurance Policy, dated October 18, 2005 (incorporated by reference to Exhibit 10.6 in our quarterly report for the fiscal period ended June 30, 2006)

10.7	Ingenio Pay Per Call Advertising Distribution Agreement dated as of March 9, 2006(incorporated by reference to Exhibit 10.7 in our Registration Statement on Form SB-2 filed on August 24, 2006)

10.8	Asset Purchase Agreement, dated January 6, 2006, by and between UpSNAP, Inc. and XSVoice, Inc. (incorporated by reference to Exhibit 10.1 in our current report on Form 8-K filed on January 12, 2006)

10.9	Confirmatory Assignment, dated June 1, 2005, by and between UpSNAP USA, Inc. and Alto Ventures, Inc.

(incorporated by reference to Exhibit 10.6 in our quarterly report for the fiscal period ended on December 31, 2005)

10.10	Nextel Online Handset Placement Agreement with Nextel Finance Company Incorporated by reference to Exhibit 10.10 to our Form SB-2 filed with the Securities and Exchange Commission July 12, 2006).

10.11	Commerical Service Agreement between UpSNAP, Inc. and Simplewire, Inc. dated February 7, 2006 Incorporated by reference to Exhibit 10.11 to our Form SB-2 filed with the Securities and Exchange Commission July 12, 2006)

10.12	Letter Agreement between UpSNAP, Inc. and Tony Philipp dated July 10, 2006 Incorporated by reference to Exhibit 10.12 to our Form SB-2 filed with the Securities and Exchange Commission July 12, 2006)

10.13	Letter Agreement between UpSNAP, Inc. and Richard Jones dated July 10, 2006 Incorporated by reference to Exhibit 10.13 to our Form SB-2 filed with the Securities and Exchange Commission July 12, 2006)

10.14	Letter Agreement between UpSNAP, Inc. and Paul Schmidt dated July 10, 2006 Incorporated by reference to Exhibit 10.14 to our Form SB-2 filed with the Securities and Exchange Commission July 12, 2006)

14	Code of ethics (incorporated by reference to Exhibit 14 in our transitional annual report for the fiscal period from March 31, 2005 to September 30, 2005)

21	List of subsidiaries of the registrant (incorporated by reference to Exhibit 21 in our Registration Statement on Form SB-2 filed on December 30, 2005)

23.1	Consent of Beckstead & Watts, LLP (incorporated by reference to Exhibit 23.1 in our Registration Statement on Form SB-2 filed on August 24, 2006)

23.2	Consent of Moen & Company (incorporated by reference to Exhibit 23.2 in our Registration Statement on Form SB-2 filed on August 24, 2006)

23.3	Consent of Bedinger & Company (incorporated by reference to Exhibit 23.3 in our Registration Statement on Form SB-2 filed on August 24, 2006)

23.4	Consent of Thelen Reid & Priest LLP, included in Exhibit 5

24.1	Power of Attorney (Incorporated by reference to page II-5 of our Form SB-2 filed with the Securities and Exchange Commission July 12, 2006)

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)  Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c)  Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) under the Securities Act) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) under the Securities Act) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Davidson, North Carolina, on the 18th day of September 2006.

UpSNAP, Inc.
September 18, 2006	By:	/s/ Tony Philipp
Tony Philipp Chief Executive Officer

UpSNAP, Inc.
September 18, 2006	By:	/s/ Paul Schmidt
Paul Schmidt Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date stated.

September 18, 2006	By:	/s/ Tony Philipp
Tony Philipp Chief Executive Officer, President and Director (Principal Executive Officer)

September 18, 2006	By:	/s/ Paul Schmidt
Paul Schmidt Chief Financial Officer (Principal Accounting and Financial Officer)

September 18, 2006	By:	/s/ *
Richard Jones Vice President of Content and Director

September 18, 2006	By:	/s/ *
Mark McDowell Director

September 18, 2006	By:	/s/ *
Richard A. Von Gnechten Director

* Executed by Tony Philipp, as Attorney-in-fact.

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Thelen Reid & Priest LLP as to the legality of the shares